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EXHIBIT 21

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                          SUBSIDIARIES OF THE COMPANY

    The following are wholly-owned subsidiaries of the Company:

ACG Acquisition II Corp., a Delaware corporation
ACG Acquisition VI Corp., a Delaware corporation
ACG Acquisition VII Corp., a Delaware corporation
ACG Acquisition X Corp., a South Dakota corporation
Feist Long Distance Service, Inc., a Kansas corporation
FirsTel, Inc., a South Dakota corporation
Great Western Directories, Inc., a Texas corporation
1+USA V Acquisition Corp., a Delaware corporation
Shared Tenant Services, Inc., a Texas corporation
Tele-Systems, Inc., a Kansas corporation
Telecom Resources, Inc., a Texas corporation
Valu-Line of Longview, Inc., a Texas corporation
Valu-Line of Louisiana, Inc., a Louisiana corporation

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